Exhibit 10.61

TAX INDEMNIFICATION AGREEMENT

TAX INDEMNIFICATION AGREEMENT, dated as of December ___, 2004 and effective as of the closing of the Restructuring (as defined herein) (the “Agreement”), among Las Vegas Sands, Inc., a Nevada corporation (the “Company”), the persons listed on Schedule A attached hereto (individually, a “Stockholder” and, collectively, the “Stockholders”), and, solely for purposes of being bound by Section 3.1 hereof, Las Vegas Sands Corp, a Nevada corporation (“Holdco”), the Venetian Casino Resort, LLC (the “Venetian”), and Interface Group Holding Company, Inc. (“Interface”).

WHEREAS, the Company holds 100% of the outstanding common interests in the Venetian, and Interface holds 100% of the outstanding preferred interest in the Venetian;

WHEREAS, the Company is and has been an “S corporation” (as defined herein) since April 29, 1988;

WHEREAS, it is anticipated that the Company’s election to be an S corporation will terminate, in accordance with Section 1362(d) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the merger of a wholly-owned subsidiary of Holdco with and into the Company with the Company becoming a wholly-owned subsidiary of Holdco (the “Restructuring”);

WHEREAS, Interface was an S corporation prior to the contribution of 100% of the total outstanding stock of Interface to the Company pursuant to the Contribution Agreement, dated as of July 29, 2004, among Sheldon G. Adelson and the Company (the “Interface Contribution”);

WHEREAS, from and after the date of the Interface Contribution, Interface has elected to be treated as a Qualified Subchapter S Subsidiary (a “QSub”) for federal income tax purposes;

WHEREAS, it is anticipated that Interface’s QSub election will terminate, in accordance with Treasury Regulation §1.1361-5(a), as a result of the Restructuring;

WHEREAS, Holdco contemplates a public offering (the “Offering”) of its stock;

WHEREAS, it is anticipated that the Restructuring will occur prior to and in contemplation of the Offering;

WHEREAS, the closing of the Restructuring is a condition to the effectiveness of this Agreement;

WHEREAS, in connection with the Offering, the Company and Stockholders wish to provide for certain indemnification with respect to the prior status of the Company and Interface as S corporations.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  The following terms as used herein have the following meanings:

“Applicable Tax Percentage” means the highest aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any Stockholder subject to the highest marginal rate of tax would be subject in the relevant taxable period of determination, taking into account only that Stockholder’s share of income and deductions attributable to their interest in the Company and/or Interface, as applicable, during such relevant taxable period.  For the avoidance of doubt, the determination of the Applicable Tax Percentage shall take into account any difference in the applicable rate of federal, state and local income tax attributable to the character each relevant income item (such as capital gain as opposed to ordinary income).

“Final Determination” means a settlement, compromise or other agreement with the Internal Revenue Service or the relevant state or local Governmental Authorities, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the Internal Revenue Service or the relevant state and local Governmental Authorities, an agreement contained in Internal Revenue Service Form 870AD or other comparable form, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Interface Adjustment” shall mean (i) any adjustment, pursuant to a Final Determination, to any tax return of Interface for any particular S Taxable Year, or (ii) the filing of an amended return for any particular S Taxable Year, in each case that results in an increase in the net income of Interface attributable to its interest in the Venetian (or results in a change in the character of such income for tax purposes) and that is allocable to a Stockholder for such S Taxable Year as determined by reference to the tax return originally filed (or the most recent amended return filed) by the Company and/or Interface, as applicable, for such S Taxable Year.

“LVSI Adjustment” shall mean (i) any adjustment, pursuant to a Final Determination, to any tax return of the Company for any particular S Taxable Year, or (ii) the filing of an amended return for any particular S Taxable Year, in each case that results in an increase in the net income of the Company (or results in a change in the character of such income for tax purposes) that is allocable to a Stockholder for such S Taxable Year as determined by reference to the tax return originally filed (or the most recent amended return filed) by the Company for such S Taxable Year.

“S Corporation” shall have the meaning set forth in Section 1361(a)(1) of the Code.

“S Taxable Year” shall mean, with respect to each of the Company and Interface, any taxable period (or portion thereof) of such entity during which it was an S corporation.  For the avoidance of doubt, S Taxable Year shall not include any taxable period (or portion thereof) of Interface during which it was a QSub.

“S Termination Year” means the taxable year of the Company that includes the Termination Date.

“Short S Taxable Year” shall mean that portion of the S Termination Year beginning on the first day of such taxable year and ending on the day immediately preceding the Termination Date.

“Tax Loss” shall mean, with respect to any Stockholder for any particular taxable period (or portion thereof), the excess, if any, of (x) the product of (i) the net income of such Stockholder determined after taking into account any applicable Interface Adjustment or LVSI Adjustment, as the case may be (but determined without taking into account any other items of income, gain, loss, deductions or other tax attributes of such Stockholder during such period or available for use during such period), and (ii) the Applicable Tax Percentage for such taxable period (or portion thereof) determined after taking into account any changes in the character of the net income of Interface or the Company, as the case may be, pursuant to an Interface Adjustment or an LVSI Adjustment, over (y) the product of (iii) the net income of such Stockholder determined without taking into account such Interface Adjustment or LVSI Adjustment (and determined without taking into account any other items of income, gain, loss, deductions or other tax attributes of such Stockholder during such period or available for use during such period), and (iv) the Applicable Tax Percentage for such taxable period (or portion thereof) determined without taking into account such Interface Adjustment or LVSI Adjustment; provided, however, that the computation of Tax Loss shall also take into account the deductibility of state and local taxes for federal income tax purposes.  Tax Losses shall also include any interest and penalties attributable to the excess of (x) over (y) described above.  For the avoidance of doubt, if during any particular taxable period the amounts described in (y) equal or exceed the amounts described in (x), the Stockholder shall be deemed to have no Tax Loss with respect to such Interface Adjustment or LVSI Adjustment for such taxable period.

“Taxing Authority” means the IRS or any comparable state, local or foreign taxing authority.

“Termination Date” means the date on which the S Corporation status of the Company will terminate as a result of the Company becoming a member of Holdco’s consolidated group in accordance with Treasury Regulation §1.1502-76(b)(1)(ii)(A).

ARTICLE II

OBLIGATIONS

2.1           Company Indemnification of Stockholders for LVSI Income.  On or before March 31, 2005, the Company shall make a payment to each Stockholder equal to the excess of (i) the product of (x) the Applicable Tax Percentage and (y) the net income of the Company as determined by reference to the Company’s Internal Revenue Service Form 1120S the Short S Taxable Year, over (ii) any prior distributions made to such Stockholder by the Company with respect to such net income.

2.2           Company’s Indemnification of Stockholders for LVSI Adjustments.  In the event of an LVSI Adjustment, the Company hereby agrees to pay to each of the Stockholders an amount equal to such Stockholder’s Tax Loss attributable to such LVSI Adjustment.  With respect to states in which the Company has previously filed composite returns including a Stockholder, the foregoing obligation shall be accomplished by the Company, as necessary, re-filing the composite returns and paying directly any additional amounts owed.

2.3           Company’s Indemnification of Stockholders for Interface Adjustments.  In the event of an Interface Adjustment, the Company hereby agrees to pay to each of the Stockholders an amount equal to such Stockholder’s Tax Loss attributable to such Interface Adjustment.  With respect to states in which Interface has previously filed composite returns including a Stockholder, the foregoing obligation shall be accomplished by Interface, as necessary, re-filing the composite returns and paying directly any additional amounts owed.

2.4           Gross Up for Additional Tax.  In the event that any amounts paid to a Stockholder pursuant to Sections 2.1, 2.2, 2.3 or 3.1 are determined, pursuant to a Final Determination, to constitute taxable income to a Stockholder for federal, state or local tax purposes, the Company hereby agrees to increase any payment to such Stockholder to the extent necessary to ensure that, after taking into account any income taxes attributable to the receipt of such amounts (including, without limitation, any income taxes attributable additional amounts paid to a Stockholder pursuant to this Section 2.4),  the Stockholder shall have received a net sum equal to what such Stockholder would have received if the amounts payable pursuant to this Article 2 or Section 3.1 were not treated as taxable income to such Stockholder for federal, state or local tax purposes, as applicable.

2.5           Payment.  Any payment required to be made pursuant to this Agreement shall be paid within thirty (30) days after receipt of written notice from the Stockholder that a payment is due hereunder.

ARTICLE III

CONTESTS/COOPERATION

3.2           Cooperation.   If, in the course of any audit or other administrative proceeding relating to a tax return of a Stockholder, Interface, the Company, or the Venetian, as the case may be, any Taxing Authority proposes any adjustment that, if determined pursuant to a Final Determination, would constitute an Interface Adjustment or an LVSI Adjustment (a “Proposed Adjustment”),  the Stockholder, Interface, the Company or the Venetian, as applicable, will provide notice of such Proposed Adjustment to the other relevant parties hereto.  The parties shall make available to each other, as reasonably requested, and to any Taxing Authority all information, records or documents relating to any liability for taxes covered by this Agreement and shall preserve such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.  The Company shall reimburse the Stockholders for all reasonable out-of-pocket costs incurred in producing such information.  In the case of any Proposed Adjustment in connection with the audit or other administrative proceeding relating to a tax return of any Stockholder, if such Stockholder elects to pay the tax associated with such Proposed Adjustment and pursue a refund of such amount in the forum of the Stockholder’s choice, the Company shall, promptly after receiving written notice thereof from the Stockholder, pay an amount to such Stockholder equal to the amount that would be payable by the Company to such Stockholder pursuant to Article 2 hereof if the Proposed Adjustment was an Interface Adjustment or an LVSI Adjustment pursuant to a Final Determination; provided, however, that if (x) there is a Final Determination that the Interface Adjustment or the LVSI Adjustment, as the case may be, is less than the Proposed Adjustment, the Stockholder shall promptly refund any such difference to the Company on an after tax basis, or (y) there is a Final Determination that the Interface Adjustment or the LVSI Adjustment is greater than the Proposed Adjustment, the Company shall promptly pay to the Stockholder an amount equal to such excess in a manner consistent with Article 2.  The Stockholder, Interface, the Company or the Venetian, as applicable, shall promptly provide the other relevant parties hereto with a copy of any official document evidencing a Final Determination.   Holdco shall cause Interface, the Company and the Venetian to perform their respective obligations under this Section 3.1 and shall provide such assistance to any Stockholder as may be reasonably requested by such Stockholder.

ARTICLE IV

MISCELLANEOUS

4.1           Counterparts.  This Agreement may be executed in several counterparts, each of which, when executed, shall be deemed to be an original, but all of which counterparts collectively shall constitute a single instrument representing the agreement among the parties hereto.

4.2           Construction of Terms.  Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

4.3           Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the state of New York without regard to any choice of law rules of such state.

4.4           Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a writing executed by all the parties hereto.

4.5           Assignment.  Except by operation of law or in connection with the sale of all or substantially all the assets of a party, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by the Stockholders without the written consent of the Company or by the Company without written consent of the Stockholders.  Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

4.6           Interpretation.  The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

4.7           Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provision with an enforceable provision approximating, to the extent possible, the original intent of the parties.

4.8           Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein.  There are no representations, promises, warranties, covenants or undertakings other than those expressly sat forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

4.9           Further Assurances.  Subject to the provisions of this Agreement, the parties shall acknowledge such other instruments and documents and take all other actions that may be reasonably required in order to effectuate the purposes of this Agreement.

4.10         Waivers, Etc.  No failure or delay on the part of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless it shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

4.11         Set-off.  All payments to be made by the Company under this Agreement shall be made without set-off, counterclaim or withholding, all of which are expressly waived.

4.12         Change of Law.  If, due to any change in applicable law or regulations or the interpretation thereof by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall be impracticable or impossible, the parties shall use their best efforts to find an alternative means to achieve the same or substantially the same results as are contemplated by such provision.

4.13         Notices.  All notices under this Agreement shall be validly given if in writing and delivered personally or sent by registered mail, postage prepaid to the Company at:

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention:  General Counsel
Telephone: (702) 414-4409

or at such other address as any party may, from time to time, designate in a written notice given in a like manner.  Notice given by mail shall be deemed delivered five calendar days after the date mailed.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LAS VEGAS SANDS, INC.

By:
Name:
Title:

LAS VEGAS SANDS CORP.

By:
Name:
Title:

STOCKHOLDERS OF LAS VEGAS SANDS, INC.

Sheldon G. Adelson

William P. Weidner

Bradley H. Stone

Robert G. Goldstein

David Friedman

Charles D. Forman

Dan Raviv

Harry D. Miltenberger

Richard Heller

Stuart Mason

Jack Braman

FORMER STOCKHOLDER OF INTERFACE GROUP HOLDING COMPANY, INC.

Sheldon G. Adelson